Exhibit 77-D

Upon approval by shareholders of a sub-advisory agreement with Calamos Advisors LLC, the DCA Total Return Fund (the “Fund”), previously known as the Dividend Capital Realty Income Allocation Fund, modified its current investment objective. The Fund’s investment objective is “non-fundamental,” meaning that the Fund may change its investment objectives without shareholder approval.  The Fund’s investment objective was “high current income,” and had a secondary objective of “capital appreciation.”  The new objective of “total return” will enhance the Adviser’s and the Sub-Adviser’s (together the “Advisers”) ability to identify and invest in securities the Advisers believe will generate the best possible total return for shareholders through capital appreciation and income.  The Fund previously has provided shareholders with written notice of the proposed change to its investment objective, and did not implement any such change until at least 60 days after the Fund provided shareholders with the notice.  With this investment objective and strategy change, the Fund also changed its name to DCA Total Return Fund.  In connection with the name change, the Fund will no longer abide by its policy to invest at least 80% of its assets in real estate-related securities nor will the Fund have any ongoing specific limitation regarding its investment in foreign securities.